INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Astoria Financial Corporation:




We consent to incorporation by reference in the registration statement on Form S-8 of Astoria Financial Corporation and subsidiaries related to the Astoria Federal Savings and Loan Association Incentive Savings Plan of our report dated March 5, 2004, relating to the consolidated statements of financial condition of Astoria Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report is included in the December 31, 2003 Annual Report on Form 10-K of Astoria Financial Corporation. Our report contained an explanatory paragraph that described the adoption of a new accounting principle as discussed in the notes to those statements.

                                                          /s/ KPMG LLP

New York, New York
March 15, 2004